     As filed with the Securities and Exchange Commission on March 3, 2000.

                                                                File No. 0-27391

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             Registration Statement Under the Securities Act of 1933

                             GOURMETMARKET.COM, INC.
             (Exact Name of registrant as specified in its charter)

           Delaware                                            51-0347728
(State or other jurisdiction of                               (IRS Employer
Incorporation or Organization)                            Identification Number)

          507 Howard Street, Suite 200, San Francisco, California 94105
               (Address of Principal Executive Offices)(Zip Code)

                              Consulting Agreement
                            (Full title of the plan)

                                Chanan Steinhart
                             GourmetMarket.Com, Inc.
          507 Howard Street, Suite 200, San Francisco, California 94105
                     (Name and address of agent for service)

                                 (415) 979-0990
                     (Telephone number of agent for service)

                                   Copies to:
                               Jonathan L. Shepard
                      Siegel, Lipman, Dunay & Shepard, LLP
                        5355 Town Center Road, Suite 801
                            Boca Raton, Florida 33486
                                 (561) 368-7700

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                            Proposed          Proposed
                                            Maximum           Maximum
                                            Offering          Aggregate
Title of Securities      Amount To Be       Price             Offering       Amount of
To Be Registered         Registered(1)      Per Share(2)      Price(2)       Registration Fee
----------------------------------------------------------------------------------------------
Common Stock,
Par Value $.001
per share                300,000            $1.55             $465,000       $122.76
----------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of securities to be offered or sold as a result of any adjustment from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on February 23, 2000.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents are incorporated by reference into this Registration Statement:

        1. The Registrant's Registration Statement on Form 10-SB filed September 20, 1999, amended October 13, 1999, and November 8, 1999.

        2. The Registrant's Report on Form 10-QSB for the quarter ended September 30, 1999, filed January 5, 2000.

        3. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB, as amended, filed with the Commission.

        In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The statutes, charter provisions, by-laws, contracts or other arrangements under which controlling persons, directors or officers of the Registrant are insured or indemnified in any manner against any liability which may occur in such capacity are as follows:

        The General Corporation Law of Delaware (the "DGCL") provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's by-laws provide for the elimination and limitation of the personal liability of directors of the Registrant for monetary damages to he fullest extent permitted by the DGCL. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligence or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a director's duty of care. The by-laws also provide that the Registrant shall, to the full extent permitted by the DGCL, as amended from time-to-time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits

        5.1   Opinion of Siegel, Lipman, Dunay & Shepard, LLP

        10.13 Consulting Agreement with Josh Greenberg

        23.1 Consent of Siegel, Lipman, Dunay & Shepard, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

        23.2  Consent of Margolies, Fink and Wichrowski

Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 1st day of March 2000.

                                                 GOURMETMARKET.COM, INC.

                                                 /s/ Chanan Steinhart

                                                 By: Chanan Steinhart, President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                         Date

/s/ Chanan Steinhart               President, Director             March 1, 2000
-----------------------------
Chanan Steinhart

/s/ Gideon Shalom-Ben Dor          Director                        March 1, 2000
-----------------------------
Gideon Shalom-Ben Dor

/s/ Chanan Steinhart               Treasurer                       March 1, 2000
-----------------------------
Chanan Steinhart

                                  EXHIBIT INDEX

Exhibit      Description
-------      -----------

5.1          Opinion of Siegel, Lipman, Dunay & Shepard, LLP

10.13        Consulting Agreement with Josh N. Greenberg

23.1 Consent of Siegel, Lipman, Dunay & Shepard, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement)

23.2         Consent of Margolies, Fink and Wichrowski